Exhibit 99.1

IAA, Inc. Announces Third Quarter 2021 Financial Results

Continued Strength in Revenue per Unit; Quarterly Net Income up 24.4% vs. Prior Year

Increases Full-Year 2021 Outlook

WESTCHESTER, Ill.--(BUSINESS WIRE)--November 2, 2021--IAA, Inc. (NYSE: IAA) today announced its financial results for the third quarter of fiscal 2021, which ended September 26, 2021.

John Kett, Chief Executive Officer and President, stated, “We continued to benefit from the enhancements we have made to our digital platform and service offering as well as record revenue per unit while absorbing higher costs, including costs associated with Hurricane Ida. I am extremely proud of IAA’s execution through this catastrophic event, with team members going above and beyond to serve our selling customers. The team’s execution was recognized with extremely positive customer feedback on our agility and responsiveness to Ida.”

Mr. Kett continued, “We are also excited about the acquisition of SYNETIQ. This business has a strong presence in the United Kingdom, including a strategic focus on sustainability. We believe that their integrated model, which adds reusable parts to our portfolio in this region, will be a true point of differentiation over the long-term.”

Mr. Kett further noted, “We have again increased our 2021 outlook, as we believe that the strong used car pricing environment will continue in the fourth quarter. We continue to execute on our strategy with a sense of urgency and focus on providing differentiated products and services to our buying and selling customers.”

Key Third Quarter Measures:

(Dollars in millions, except per share amounts)

	Quarter Ended September 26, 2021	Quarter Ended September 27, 2020	% Change	Year to Date Ended September 26, 2021	Year to Date Ended September 27, 2020	% Change
Revenues	$420.7	$338.0	24.5%	$1,289.3	$1,001.4	28.7%
Net Income	$65.7	$52.8	24.4%	$221.1	$130.7	69.2%
Adjusted Net Income[1]	$69.8	$55.7	25.3%	$241.0	$142.2	69.5%
Diluted EPS	$0.49	$0.39	25.6%	$1.63	$0.97	68.0%
Adjusted Diluted EPS[1]	$0.52	$0.41	26.8%	$1.78	$1.05	69.5%
Adjusted EBITDA[1]	$121.1	$103.8	16.7%	$406.9	$282.7	43.9%

1 Starting in 2021, we are no longer adding back COVID-19 costs in the calculation of Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA. As a result, our presentation of such metrics for fiscal 2021 may not be directly comparable to the corresponding metrics for prior periods, including fiscal 2020.

Highlights for the Third Quarter Ended September 26, 2021:

  Consolidated revenues increased 24.5% to $420.7 million from $338.0 million in the third quarter of fiscal 2020. Foreign currency movements resulted in a benefit of $3.0 million to revenue for the quarter, and revenue from Auto Exchange, which was acquired in June 2021, was $1.5 million. Excluding these items, organic revenue increased 23.1% to $416.2 million, consisting of an increase in volume of 9.0% as well as higher revenue per unit of 13.0%. Service revenues increased 19.1% to $359.0 million from $301.5 million in the third quarter of fiscal 2020 due to the factors described above. Vehicle sales increased 69.0% to $61.7 million, compared to $36.5 million in the third quarter of fiscal 2020, primarily due to higher revenue per unit, higher volumes and the impact of an international provider switching from a consignment model to a purchased vehicle model in the fourth quarter of 2020. U.S. segment revenues increased by 23.7% to $369.1 million from $298.4 million in the third quarter of fiscal 2020. U.S. revenues were driven by higher revenue per unit, higher volume and a higher mix of vehicle sales. International segment revenues increased by 30.3% to $51.6 million from $39.6 million in the third quarter of fiscal 2020. International revenues increased primarily due to a higher mix of vehicle sales and higher revenue per unit, offset by slightly lower volume.
  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle sales, and exclusive of depreciation and amortization, increased by 21.3% to $167.8 million from $138.3 million in the third quarter of fiscal 2020. The increase in gross profit was primarily due to higher revenue per unit, higher volume, and the benefits from our margin expansion plan, partially offset by a higher mix of lower margin vehicle sales, and higher costs for towing, wages and occupancy, including specific costs associated with responding to catastrophic events. Gross margin in the quarter declined by 100 basis points to 39.9% from 40.9% in the prior year, due primarily to the higher volume of vehicle sales.
  Selling, general and administrative (“SG&A”) expenses increased by 42.7% to $49.8 million from $34.9 million in the third quarter of fiscal 2020. Adjusted SG&A expenses were $46.8 million, an increase of 35.7% compared to Adjusted SG&A expenses of $34.5 million in the third quarter of fiscal 2020. Adjusted SG&A expenses increased primarily due to a higher headcount, higher incentive-based compensation-related costs, and higher spending on information technology relative to the prior year.
  Interest expense was $11.1 million compared to $13.3 million in the third quarter of fiscal 2020. The decrease in interest expense was primarily due to a lower level of debt and lower interest rates as a result of the refinancing of our credit facility completed in the second quarter of 2021.
  The effective tax rate was 23.2% versus 25.5% in the third quarter of fiscal 2020. The lower rate in 2021 was primarily due to tax optimization initiatives in the quarter.
  Net income increased by 24.4% to $65.7 million, or $0.49 per diluted share, compared to $52.8 million, or $0.39 per diluted share, in the third quarter of fiscal 2020. Adjusted net income increased by 25.3% to $69.8 million, or $0.52 per diluted share, compared to $55.7 million, or $0.41 per diluted share, in the third quarter of fiscal 2020.
  Adjusted EBITDA increased by 16.7% to $121.1 million from $103.8 million in the third quarter of fiscal 2020, primarily due to higher revenue and gross profit, partially offset by higher SG&A expenses. Adjusted EBITDA includes favorable foreign currency movements for the quarter of $0.5 million and the contribution from Auto Exchange of $0.9 million. Excluding these items, organic Adjusted EBITDA was $119.7 million, an increase of 15.3% compared to the third quarter of fiscal 2020.

Highlights for the Year-to-Date Ended September 26, 2021:

  Consolidated revenues increased 28.7% to $1,289.3 million from $1,001.4 million in the prior year period. Foreign currency movements resulted in a benefit of $12.9 million to revenue for the year, and revenue from Auto Exchange was $1.5 million. Excluding these items, organic revenue increased 27.3% to $1,274.9 million, consisting of an increase in volume of 5.2% as well as higher revenue per unit of 21.0%. Service revenues increased 22.4% to $1,101.9 million from $900.3 million in the prior year period due to the factors described above. Vehicle sales increased 85.4% to $187.4 million, compared to $101.1 million in the prior year period, primarily due to higher revenue per unit and higher volume, as well as the impact of an international provider switching from a consignment model to a purchased vehicle model in the fourth quarter of 2020. U.S. segment revenues increased by 26.5% to $1,120.4 million from $885.4 million in the prior year period. U.S. revenues were driven by higher revenue per unit, higher volume and a slightly higher mix of vehicle sales. International segment revenues increased by 45.6% to $168.9 million from $116.0 million in the prior year period. International revenues increased primarily due to a higher mix of vehicle sales and higher revenue per unit, partially offset by slightly lower volume.
  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle sales, and exclusive of depreciation and amortization, increased by 39.1% to $536.4 million from $385.6 million in the prior year period. The increase in gross profit was primarily due to higher revenue per unit, the benefits from our margin expansion plan, and higher volume, partially offset by higher costs for towing, wages and occupancy costs, including costs associated with responding to catastrophic events. Year-to-date, gross margin increased by 310 basis points versus the prior year to 41.6%.
  SG&A expenses increased by 27.7% to $136.9 million from $107.2 million in the prior year period. Adjusted SG&A expenses were $129.5 million, an increase of 25.9% compared to Adjusted SG&A expenses of $102.9 million in the prior year period. Adjusted SG&A expenses increased primarily due to higher incentive-based compensation-related costs, a higher headcount, and higher spending on information technology.
  Interest expense was $46.0 million compared to $43.1 million in the prior year period. The increase in interest expense was due to the $10.3 million loss on early extinguishment of debt in conjunction with the refinancing of our credit facility in the second quarter of 2021, partially offset by a lower level of debt and lower interest rates on debt that also resulted from the refinancing.
  The effective tax rate was 24.4% versus 25.1% in the prior year period. The lower rate in 2021 was primarily due to tax optimization initiatives in the third quarter of this year.
  Net income increased by 69.2% to $221.1 million, or $1.63 per diluted share, compared to $130.7 million, or $0.97 per diluted share, in the prior year period. Adjusted net income increased by 69.5% to $241.0 million, or $1.78 per diluted share, compared to $142.2 million, or $1.05 per diluted share, in the prior year period.
  Adjusted EBITDA increased by 43.9% to $406.9 million from $282.7 million in the prior year period, primarily due to higher revenue and gross profit, partially offset by higher SG&A expenses. Adjusted EBITDA includes favorable foreign currency movements of $2.1 million and contribution from Auto Exchange of $0.9 million. Excluding these items, organic Adjusted EBITDA was $403.9 million, an increase of 42.9% over the prior year period.

Other Financial Highlights as of September 26, 2021:

  Net Debt: $890.4 million
  Leverage Ratio: 1.7x
  Year-to-date Net Cash Provided by Operating Activities: $283.4 million
  Year-to-date Free Cash Flow: $203.4 million
  Liquidity: $805.5 million
  Third quarter 2021 year-over-year vehicle inventory change: 11.4%

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Outlook:

2021 is a 53-week year, with the extra week in the fiscal fourth quarter. The 53rd week is expected to contribute revenue of $20 - $24 million and Adjusted EBITDA of $10 - $12 million. For fiscal 2021, the Company now expects:

  Organic revenue growth* within a range of 25.0% - 27.0% from fiscal 2020 revenues of $1,384.9 million. Total revenue is expected to be $1,780 million - $1,810 million.
  Organic Adjusted EBITDA growth* within a range of 35.0% - 37.0% from fiscal 2020 Adjusted EBITDA of $398.5 million. Total Adjusted EBITDA is expected to be $545 million to $553 million.
  Interest expense, net, is expected to be in the range of $57.5 million - $58.0 million, including the $10.3 million loss on early extinguishment of debt in the second quarter.
  Effective tax rate is expected to be in the range of 24.5% - 25.0%.
  Depreciation and amortization is expected to be in the range of $83.0 million - $85.0 million.

*Organic revenue growth and organic Adjusted EBITDA growth exclude the impact of the acquisitions of Auto Exchange and SYNETIQ as well as foreign currency movements.

The Company has not provided a reconciliation of organic revenue, Adjusted EBITDA or organic Adjusted EBITDA outlook for fiscal 2021 to GAAP revenues or net income, respectively, the most directly comparable GAAP financial measures because, without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate organic revenue, Adjusted EBITDA or organic Adjusted EBITDA, including but not limited to: in the case of organic revenue, (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition and (b) the impact of foreign currency movements; in the case of Adjusted EBITDA, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (d) acquisition costs, (e) certain professional fees, (f) other expenses that we do not believe are indicative of our ongoing operations, and (g) gains and losses related to foreign currency exchange rates; and in the case of organic Adjusted EBITDA, the same adjustments that are used to calculate Adjusted EBITDA, as well as (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on revenues or net income for fiscal 2021.

Conference Call Information:

A conference call to discuss the third quarter fiscal 2021 financial results is scheduled for today, November 2, 2021, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast is available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,500 employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base - located throughout over 170 countries - and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information, visit IAAI.com and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding our fiscal 2021 outlook, the benefits we expect to achieve from the acquisition of SYNETIQ Ltd., expectations regarding miles driven and other industry dynamics, expectations regarding revenue per unit and volume for fiscal 2021 and our growth potential. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties regarding ongoing surges of COVID-19 infections, including new more contagious and / or vaccine-resistant variants, and the impact on the duration and severity of the COVID-19 pandemic, and the measures taken to reduce its spread, including the availability, rate of public acceptance and efficacy of COVID-19 vaccines; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and the integration of acquired businesses, and the risks that the anticipated benefits of any acquisitions may not be fully realized or take longer to realize than expected; risks related to the failure to obtain regulatory approvals related to the acquisition of SYNETIQ Ltd.; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended December 27, 2020 filed with the SEC on February 22, 2021. Additional information regarding risks and uncertainties will also be contained in subsequent reports we file with the SEC, including subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Other risks and uncertainties that are not presently known to us or that we currently deem immaterial may also affect our business or operating results. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc. Consolidated Statements of Income (Amounts in Millions, Except Per Share) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020

Revenues:
Service revenues	$359.0	$301.5	$1,101.9	$900.3
Vehicle sales	61.7	36.5	187.4	101.1
Total revenues	420.7	338.0	1,289.3	1,001.4
Operating expenses:
Cost of services	198.4	170.9	592.4	533.0
Cost of vehicle sales	54.5	28.8	160.5	82.8
Selling, general and administrative	49.8	34.9	136.9	107.2
Depreciation and amortization	21.2	19.4	61.5	61.5
Total operating expenses	323.9	254.0	951.3	784.5
Operating profit	96.8	84.0	338.0	216.9
Interest expense, net	11.1	13.3	46.0	43.1
Other (income) expense, net	0.2	(0.2)	(0.5)	(0.8)
Income before income taxes	85.5	70.9	292.5	174.6
Income taxes	19.8	18.1	71.4	43.9
Net income	$65.7	$52.8	$221.1	$130.7

Net income per share:
Basic	$0.49	$0.39	$1.64	$0.98
Diluted	$0.49	$0.39	$1.63	$0.97

Weighted average common shares outstanding:
Basic	134.8	133.9	134.8	134.0
Diluted	135.3	134.8	135.3	135.0

IAA, Inc. Consolidated Balance Sheets (Amounts in Millions) (Unaudited)

	September 26, 2021	December 27, 2020
Assets

Current assets
Cash and cash equivalents	$286.1	$232.8
Accounts receivable, net of allowances of $8.3 and $8.0	406.6	374.8
Prepaid consigned vehicle charges	70.5	53.3
Other current assets	47.9	31.1
Total current assets	811.1	692.0

Non-current assets
Operating lease right-of-use assets, net of accumulated amortization of $236.1 and $163.9	988.8	866.8
Property and equipment, net of accumulated depreciation of $512.5 and $481.9	283.6	259.8
Goodwill	545.5	542.3
Intangible assets, net of accumulated amortization of $535.8 and $504.3	156.2	150.6
Other assets	27.5	17.4
Total non-current assets	2,001.6	1,836.9
Total assets	$2,812.7	$2,528.9

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$120.1	$122.6
Short-term right-of-use operating lease liability	87.9	78.1
Accrued employee benefits and compensation expenses	42.0	23.4
Other accrued expenses	75.9	54.4
Current maturities of long-term debt	8.1	4.0
Total current liabilities	334.0	282.5

Non-current liabilities
Long-term debt	1,128.0	1,248.0
Long-term right-of-use operating lease liability	954.3	836.6
Deferred income tax liabilities	72.6	65.7
Other liabilities	28.6	26.7
Total non-current liabilities	2,183.5	2,177.0

Stockholders' equity
Total stockholders' equity	295.2	69.4
Total liabilities and stockholders' equity	$2,812.7	$2,528.9

IAA, Inc. Consolidated Statements of Cash Flows (Amounts in Millions) (Unaudited)

	Nine Months Ended
	September 26, 2021	September 27, 2020
Operating activities
Net income	$221.1	$130.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61.5	61.5
Operating lease expense	113.0	100.7
Stock-based compensation	8.3	6.5
Provision for credit losses	0.7	3.8
Loss on extinguishment of debt	10.3	—
Amortization of debt issuance costs	2.6	3.1
Deferred income taxes	6.9	(0.6)
Gain on disposal of fixed assets	(0.4)	(0.5)
Changes in operating assets and liabilities, net of acquisitions:
Operating lease payments	(107.2)	(96.7)
Accounts receivable and other assets	(75.0)	1.4
Accounts payable and accrued expenses	41.6	55.3
Net cash provided by operating activities	283.4	265.2

Investing activities
Acquisition of business, net of cash acquired	(4.0)	—
Purchases of property, equipment and computer software	(80.0)	(41.9)
Proceeds from the sale of property and equipment	0.4	0.5
Other	(2.0)	—
Net cash used by investing activities	(85.6)	(41.4)

Financing activities
Net decrease in book overdrafts	—	(33.6)
Proceeds from debt issuance	650.0	—
Payments of long-term debt	(774.0)	(4.0)
Deferred financing costs	(4.8)	(2.9)
Finance lease payments	(9.0)	(11.4)
Issuance of common stock under stock plans	0.6	7.2
Proceeds from issuance of employee stock purchase plan shares	1.2	0.7
Tax withholding payments for vested RSUs	(7.3)	(8.9)
Payments of contingent consideration	(1.3)	(1.5)
Net cash used by financing activities	(144.6)	(54.4)
Effect of exchange rate changes on cash	0.1	(0.3)
Net increase in cash and cash equivalents	53.3	169.1
Cash and cash equivalents at beginning of period	232.8	47.1
Cash and cash equivalents at end of period	$286.1	$216.2
Cash paid for interest, net	$27.1	$34.5
Cash paid for taxes, net	$68.3	$44.3

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by latest twelve month’s (“LTM”) Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) certain professional fees and (e) acquisition costs. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.
  Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates, (h) the amortization of acquired intangible assets, and (i) loss on extinguishment of debt, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.
  Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc. Reconciliation of Organic Revenue Growth (Amounts in Millions) (Unaudited)

	Three Months Ended Sept. 26, 2021 vs. Sept. 27, 2020	Nine Months Ended Sept. 26, 2021 vs. Sept. 27, 2020

Revenue Growth	$82.7	$287.9
Less:
Auto Exchange acquisition revenue	(1.5)	(1.5)
Foreign currency impact	(3.0)	(12.9)
Organic Revenue Growth	$78.2	$273.5

IAA, Inc. Reconciliation of Adjusted Selling, General and Administrative Expenses (Amounts in Millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020

Selling, general and administrative expenses	$49.8	$34.9	$136.9	$107.2
Less non-GAAP adjustments:
Non-income, tax related accrual	—	—	2.7	—
Retention / severance / restructuring	1.3	0.1	1.9	3.0
COVID-19 related costs	—	0.2	—	0.7
Professional fees	—	0.1	1.0	0.6
Acquisition costs	1.7	—	1.8	—
Adjusted selling, general and administrative expenses	$46.8	$34.5	$129.5	$102.9

IAA, Inc. Reconciliation of Adjusted Net Income (Amounts in Millions, Except Per Share) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020

Net Income	$65.7	$52.8	$221.1	$130.7
Add back non-GAAP adjustments
Loss on extinguishment of debt	—	—	10.3	—
Non-income, tax related accrual	—	—	2.7	—
Retention / severance / restructuring	1.3	0.1	1.9	3.0
COVID-19 related costs	—	0.2	—	0.7
Gain on sale of assets	(0.2)	(0.4)	(0.4)	(0.5)
Professional fees	—	0.1	1.0	0.6
Acquisition costs	1.7	—	1.8	—
Non-operating foreign exchange loss/(gain)	0.5	0.2	(0.1)	(0.3)
Amortization of acquired intangible assets	3.4	2.9	9.8	12.3
Non-GAAP adjustments to income before income taxes	6.7	3.1	27.0	15.8

Income tax impact of Non-GAAP adjustments to income before income taxes	(1.5)	(0.7)	(6.6)	(4.0)
Discrete tax items	(1.1)	0.5	(0.5)	(0.3)
Non-GAAP adjustments to net income	4.1	2.9	19.9	11.5
Adjusted net income	$69.8	$55.7	$241.0	$142.2

GAAP diluted EPS	$0.49	$0.39	$1.63	$0.97
EPS impact of Non-GAAP Adjustments	0.03	0.02	0.15	0.08
Adjusted diluted EPS	$0.52	$0.41	$1.78	$1.05

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA (Amounts in Millions) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020

Net income	$65.7	$52.8	$221.1	$130.7
Add: income taxes	19.8	18.1	71.4	43.9
Add: interest expense, net	11.1	13.3	46.0	43.1
Add: depreciation & amortization	21.2	19.4	61.5	61.5
EBITDA	117.8	103.6	400.0	279.2
Add back non-GAAP adjustments
Non-income, tax related accrual	—	—	2.7	—
Retention / severance / restructuring	1.3	0.1	1.9	3.0
COVID-19 related costs	—	0.2	—	0.7
Gain on sale of assets	(0.2)	(0.4)	(0.4)	(0.5)
Professional fees	—	0.1	1.0	0.6
Acquisition costs	1.7	—	1.8	—
Non-operating foreign exchange loss/(gain)	0.5	0.2	(0.1)	(0.3)
Adjusted EBITDA	121.1	103.8	406.9	282.7
Currency movements	(0.5)	—	(2.1)	—
Auto Exchange EBITDA	(0.9)	—	(0.9)	—
Organic Adjusted EBITDA	$119.7	$103.8	$403.9	$282.7

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted LTM EBITDA (Amounts in millions) (Unaudited)

	Quarter Ended				LTM Ended	Fiscal Year Ended
	12/27/20	3/28/21	6/27/21	9/26/21	9/26/21	12/27/20

Net income	$64.1	$72.5	$82.9	$65.7	$285.2	$194.8
Add: income taxes	18.3	24.4	27.2	19.8	89.7	62.2
Add: interest expense, net	12.9	13.0	21.9	11.1	58.9	56.0
Add: depreciation & amortization	19.6	19.8	20.5	21.2	81.1	81.1
EBITDA	114.9	129.7	152.5	117.8	514.9	394.1
Add back non-GAAP adjustments
Non-income, tax related accrual	—	2.7	—	—	2.7	—
Retention / severance / restructuring	—	0.6	—	1.3	1.9	3.0
COVID-19 related costs	0.3	—	—	—	0.3	1.0
Gain on sale of assets	(0.2)	(0.2)	—	(0.2)	(0.6)	(0.7)
Acquisition costs	—	—	0.1	1.7	1.8	—
Professional fees	0.8	0.7	0.3	—	1.8	1.4
Non-operating foreign exchange loss/(gain)	—	(0.3)	(0.3)	0.5	(0.1)	(0.3)
Adjusted EBITDA	$115.8	$133.2	$152.6	$121.1	$522.7	$398.5

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Net Debt (Amounts in Millions) (Unaudited)

September 26, 2021
(Unaudited)
Term Loan	$650.0
Senior Notes	500.0
Capital Leases	26.5
Total Debt	1,176.5
Less: Cash	286.1
Net Debt	$890.4

IAA, Inc. Reconciliation of Free Cash Flow (Amounts in Millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020

Net cash provided by operating activities	$32.7	$47.9	$283.4	$265.2
Less: Purchases of property, equipment and computer software	(22.2)	(19.8)	(80.0)	(41.9)
Free cash flow	$10.5	$28.1	$203.4	$223.3

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
IAA_ICR@icrinc.com | (203) 682-8200

Arif Ahmed
Vice President, Treasury
arif.ahmed@iaai.com | (708) 492-7257